Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174817

PROSPECTUS

CREDO PETROLEUM CORPORATION

1,837,000
Shares
Common Stock

This prospectus relates to the resale by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, of an aggregate of 1,837,000 shares of our common stock (the “Resale Shares”).

The Resale Shares were originally issued to RCH Energy Opportunity Fund II, LP pursuant to a Company Stock Purchase Agreement, dated June 3, 2008, by and between us and RCH Energy Opportunity Fund II, LP and a Stock Purchase Agreement, dated June 3, 2008, by and among certain of our directors and RCH Energy Opportunity Fund II, LP. The Resale Shares were subsequently transferred to the selling stockholders, each of which is an affiliate of RCH Energy Opportunity Fund II, LP. It is anticipated that the selling stockholders will sell the Resale Shares from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or prices otherwise negotiated.

We will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

Our common stock is traded on the NASDAQ Global MarketSM under the symbol “CRED.” On June 22, 2011, the last reported sales price for our common stock was $9.79.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page one.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2011.

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ABOUT THIS PROSPECTUS

You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information contained in documents that we have previously filed or in the future will file with the Securities and Exchange Commission (the “SEC”) and incorporate by reference in this prospectus, is accurate only as of the date of this prospectus, or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

Except as otherwise indicated or where the context otherwise requires, the terms “CREDO,” the “Company”, “we,” “our,” “ours” and “us” as used in this prospectus refer to CREDO Petroleum Corporation and its subsidiaries collectively.

THE COMPANY

We are engaged in the exploration for, acquisition of, and production of crude oil, natural gas and natural gas liquids. Our business strategy focuses on two core areas: drilling for oil and natural gas and recovering stranded gas from low-pressure reservoirs using our patented Calliope Gas Recovery System (“Calliope”). Together, we believe that drilling and Calliope provide a unique formula for success which distinguishes CREDO from other oil and gas exploration and production companies.

We maintain our principal executive offices at 1801 Broadway, Suite 900, Denver, Colorado 80202 and our telephone number is (303) 297-2200. Our website can be found at http://www.credopetroleum.com/. The information on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or any Current Reports on Form 8-K that may be filed from time to time, and other disclosures in those documents relating to risks that may affect us, including disclosures regarding commitments and contingencies in the notes to our financial statements. All of the foregoing documents are incorporated by reference into this prospectus to the extent described in “Information Incorporated by Reference.” Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities. Additional risks not known to us or that we currently believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated herein by reference, contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “anticipate,” “intend,” “believe,” “estimate,” “project,” “expect,” “plan,” “should,” “could” or similar expressions are intended to identify such statements. Forward-looking statements relate to, among other things:

•                  our future financial position, including working capital and anticipated cash flow;

•                  amounts and nature of future capital expenditures;

•                  projections of operating costs and other expenses;

•                  wells to be drilled or reworked including new drilling expectations;

•                  expectations regarding oil and natural gas prices and demand;

•                  existing fields, wells and prospects;

•                  diversification of exploration, capital exposure, risk and reserve potential of drilling activities;

•                  estimates of proved oil and natural gas reserves;

•                  expectations and projections regarding joint ventures;

•                  reserve potential;

•                  development and drilling potential;

•                  expansion and other development trends in the oil and natural gas industry;

•                  our business strategy;

•                  production and production potential of oil and natural gas;

•                  matters related to the Calliope Gas Recovery System, including projections for future use of Calliope and the success of Calliope;

•                  effects of federal, state and local regulation;

•                 the outcome of judicial or regulatory proceedings;

•                  adequacy of insurance coverage;

•                  employee relations;

•                  investment strategy and risk; and

•                  expansion and growth of our business and operations.

The expectations reflected in such forward-looking statements may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading “Risk Factors” in documents incorporated in this prospectus by reference, including, without limitation, in conjunction with the forward-looking statements. All forward-looking statements speak only as of the date made. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

Factors that could cause actual results to differ materially from our expectations include, among others, such things as:

•                  unexpected changes in business or economic conditions, both nationally and internationally;

•                  significant changes in natural gas and oil prices;

•                  timing and amount of production;

•                  political unrest;

•                  natural disasters;

•                  significant changes in the supply of and/or demand for oil and natural gas;

•                  unanticipated down-hole mechanical problems in wells or problems related to producing reservoirs or infrastructure;

•                  changes in overhead costs;

•                  material events resulting in changes in estimates; and

•                  competitive factors.

Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of any Resale Shares sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global MarketSM under the symbol “CRED.” The following table sets forth the high and low sale prices per share for our common stock as reported by the NASDAQ Global MarketSM for the periods indicated:

	HIGH	LOW
For the fiscal year ended October 31, 2009
First quarter	$10.21	$7.86
Second quarter	9.53	6.73
Third quarter	12.87	8.08
Fourth quarter	12.90	9.72
For the fiscal year ended October 31, 2010
First quarter	$10.52	$8.70
Second quarter	10.47	8.40
Third quarter	9.91	7.13
Fourth quarter	8.63	7.67
For the fiscal year ended October 31, 2011
First quarter	$12.49	$7.02
Second quarter	14.95	10.85
Third quarter (through June 22, 2011)	11.66	9.06

As of June 6, 2011, our common stock was held by 2,188 shareholders of record. We have never paid a cash dividend and do not expect to pay any cash dividends in the foreseeable future. Earnings are reinvested in business activities.

THE OFFERING

Shares Offered by Selling Stockholders	1,837,000 outstanding shares of common stock

Selling Stockholders

RCH Energy Opportunity Fund III, LP and RCH Energy SSI Fund, LP. The selling stockholders are parties to a Registration Rights Agreement pursuant to which the Resale Shares are being registered hereunder.

Common Stock Outstanding as of June 7, 2011	10,041,164 shares

Use of Proceeds	CREDO will not receive any of the proceeds from the sale of common stock by the selling stockholders.

NASDAQ Global MarketSM Trading Symbol: Common Stock	CRED

Risk Factors

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully read and consider the information set forth under the heading “Risk Factors” and similarly captioned sections of documents incorporated by reference herein, as well as all other information included or incorporated by reference in this prospectus.

SELLING STOCKHOLDERS

The selling stockholders identified in this prospectus are offering 1,837,000 shares of our outstanding common stock.

The Resale Shares being offered by the selling stockholders were originally issued to RCH Energy Opportunity Fund II, LP (“Fund II”) pursuant to a Company Stock Purchase Agreement, dated June 3, 2008, by and between us and Fund II (the “Company Stock Purchase Agreement”) and a Stock Purchase Agreement, dated June 3, 2008, by and among Fund II and our directors James T. Huffman and William F. Skewes and our then-director Richard B. Stevens (the “Stock Purchase Agreement”). The Resale Shares from the Company Stock Purchase Agreement and the Stock Purchase Agreement were subsequently transferred to the selling stockholders, RCH Energy SSI Fund, LP (“SSI Fund”) and RCH Energy Opportunity Fund III, LP (“Fund III”), each of which is an affiliate of Fund II. John A. Rigas is Vice President and W. Mark Meyer is President of RR Advisors, LLC, which is affiliated with, and controls, Fund II and each of the selling stockholders. Messrs. Rigas and Meyer are also directors of the Company, both having initially been appointed to our board of directors pursuant to the Company Stock Purchase Agreement.

The selling stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in amendments to this prospectus.

As of May 25, 2011, Fund III owned 687,000 shares of our common stock and SSI Fund owned 1,150,000 shares of our common stock, representing approximately 6.8% and 11.5% of our outstanding common stock as of that date, respectively. We entered into a Registration Rights Agreement with Fund II dated July 3, 2008 (the “Registration Rights Agreement”). Fund II’s rights under the Registration Rights Agreement were subsequently assigned to the selling stockholders. The registration statement of which this prospectus is a part is being filed at the request of the selling stockholders pursuant to the Registration Rights Agreement.

We do not know when or in what amounts any selling stockholder may offer shares for sale. Because the selling stockholders may offer all, some or none of the shares pursuant to this offering, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided.

PLAN OF DISTRIBUTION

We are registering for sale the Resale Shares held by the selling stockholders. As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, distribution, foreclosure on a pledge, or other non-sale related transfer after the date of this prospectus. We expect that the selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. Sales may be made on the NASDAQ Global MarketSM or any other national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, on the over-the-counter market, through privately negotiated transactions or otherwise, or in a combination of such methods of sale. Each selling stockholder reserves the right, together with its agents from time to time, to accept or reject, in whole or in part, any proposed purchase of the shares of common stock for any reason, including if they deem the purchase price to be unsatisfactory at any particular time.

In addition, the selling stockholders may sell the Resale Shares from time to time by one or more of the following methods permitted pursuant to applicable law, without limitation:

•                  block trades (which may involve crosses) in which a broker or dealer will be engaged to attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  direct sales to purchasers;

•                  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•                  an over-the-counter distribution;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  a bidding or auction process;

•                  the closing out of short sales;

•                  by satisfying delivery obligations relating to the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

•                  one or more underwritten offerings on a firm commitment or best efforts basis;

•                  any combination of any of these methods; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The selling stockholders may effect these transactions by selling the Resale Shares to market-makers acting as principals or through brokers-dealers or agents, and these persons may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such persons may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market-makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market-makers or other purchasers at a price per share which may be below the then market price.

The shares may be sold according to any one or more of the methods described above. In addition, subject to compliance with applicable law, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholders may write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus. A selling stockholder or its successors-in-interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may from time to time deliver all or a portion of the shares offered hereby to cover a short sale or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

The selling stockholder may also sell its shares in accordance with Rule 144 under the Securities Act, to the extent available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

The SEC may deem a selling stockholder and any broker-dealers or agents who participate in the distribution of common stock to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, the SEC may deem any discounts and commissions received by such broker-dealers or agents and any profit on the resale of the common stock by the selling stockholder to be underwriting discounts or commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any broker-dealer, underwriter or agent regarding the sale of the common stock.

If required by the applicable securities laws of particular states, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

In addition, if required by the applicable securities laws of particular states, the Resale Shares may be sold only pursuant to registration or qualification of such Resale Shares in the applicable state or if an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder and any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution or to disclose additional information with respect to any sale or other distribution of the shares.

We will pay for all costs of the selling stockholders of this registration, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; except that the selling stockholders will pay all brokerage commissions, underwriting discounts and selling expenses, if any.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, incurred in connection with the offering of the Resale Shares. We and/or the selling stockholders may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•                  20 million shares of common stock, par value $0.10 per share, of which approximately 10,041,000 were issued and outstanding as of June 7, 2011; and

•                  five million shares of preferred stock, par value $0.10 per share, of which no shares were issued and outstanding as of June 7, 2011.

The rights of our stockholders are governed by Delaware law, our amended and restated certificate of incorporation and our bylaws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, each of which is incorporated by reference in this prospectus.

Common Stock

Dividend and Liquidation Rights.  Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law (the “DGCL”) also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

The right of holders of our common stock to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any preferred stock that may then be outstanding.

Voting and Other Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. The affirmative vote of at least 66 2/3% of our outstanding voting stock will be required to amend or repeal provisions of our certificate of incorporation relating to the number and classification of our directors, indemnification of officers and directors and certain other matters.

No Preemptive, Conversion or Redemption Rights.  The common stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by us. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to the common stock, nor are there any provisions discriminating against any existing or prospective holder of common stock as a result of such holder owning a substantial amount of common stock. There are no restrictions on alienability of the common stock subject to this registration statement.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. With respect to any series of preferred stock, our board of directors is authorized to determine the terms and rights of that series, including:

•                  the designation of the series and the number of shares to constitute the series;

•                  the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

•                  whether the shares of the series shall be subject to redemption by us and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•                  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•                  whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•                  the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

•                  the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•                  the rights of the holders of the shares of the series upon the dissolution, liquidation or winding up of the company.

We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock based on our judgment as to the best interests of our company and our stockholders. In so acting, we could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-current market price of the common stock.

Certain Anti-Takeover Matters

Our certificate of incorporation, bylaws and rights agreement also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders’ shares.

Classified Board of Directors and Removal for Cause.  Our certificate of incorporation provides that our board of directors is to be divided into three classes, designated as Class I, Class II and Class III. At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting will be elected for a three-year term. Additionally, our certificate of incorporation provides that, subject to any rights of the holders of any series of preferred stock, a director may be removed from office by the stockholders prior to the expiration of his or her term of office only for cause.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders.  Our certificate of incorporation provides that any vacancies on our board of directors will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum. No such vacancy will be filled by our stockholders.

Requirements for Advance Notification of Stockholder Proposals and Director Nominations.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before a stockholders’ meeting or from making nominations for directors at a stockholders’ meeting.

Action by Written Consent.  Under our certificate of incorporation, action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken only at such a meeting and not by written consent.

Rights Plan and Series A Junior Participating Preferred Stock.  We have a shareholders’ rights plan that has certain anti-takeover effects. The rights are attached to and automatically trade with our common stock and are not currently exercisable. Under certain circumstances, the rights will become exercisable for one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Our rights plan also provides that:

•                  if a third party acquires more than 15% of our common stock, the rights holders, other than the third party, would have the right to purchase a specified number of shares of our common stock at a 50% discount from the market price at the time, subject to certain exceptions;

•                  in the event of certain business combinations, the rights permit the purchase of the common stock of an acquirer at a 50% discount from the market price at that time, in certain circumstances; and

•                  our board of directors may under certain circumstances redeem, in whole, but not in part, each right at a price of $.001 per purchase right.

Delaware Anti-Takeover Law

Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder, unless:

•                  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•                  the owner of 15% or more of the outstanding voting stock of a corporation;

•                  an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

•                  an affiliate or associate of the persons described above.

We anticipate that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board of directors because the 66 2/3% stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each defined below) regarding the acquisition, ownership and disposition of Resale Shares.

For purposes of this discussion, a U.S. holder is a beneficial owner of Resale Shares who is:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is a beneficial owner of Resale Shares (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. This summary is not binding on the Internal Revenue Service (“IRS”), and the IRS is not precluded from adopting a contrary position.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of Resale Shares. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only U.S. holders and non-U.S. holders that hold Resale Shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•                  a person that owns or has owned, or is treated as owning or as having owned under certain ownership attribution rules, 5% or more of our voting stock;

•                  broker-dealers;

•                  insurance companies;

•                  taxpayers who have elected mark-to-market accounting;

•                  tax-exempt organizations;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  financial institutions or “financial services entities”;

•                  taxpayers who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated transaction;

•                  controlled foreign corporations;

•                  passive foreign investment companies;

•                  taxpayers who receive Resale Shares as compensation for services;

•                  certain expatriates or former long-term residents of the United States; and

•                  U.S. holders whose functional currency is not the U.S. dollar.

This section does not address any aspect of U.S. federal, gift, or estate tax laws, or state, local or non-U.S. tax laws. In addition, this section does not consider the tax treatment of entities taxable as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold Resale Shares through such entities. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them of the acquisition, ownership or disposition of Resale Shares in light of their particular circumstances.

Tax Consequences of Owning Resale Shares

U.S. Holders

Dividends and Other Distributions on Resale Shares

Distributions on Resale Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Resale Shares, and any remaining excess will be treated as capital gain from a sale or exchange of the Resale Shares, subject to the tax treatment described below in “Disposition of Resale Shares.”

Dividends received by a corporate U.S. holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2012, after which the rate applicable to dividends is currently scheduled to change to the tax rate generally then applicable to ordinary income.

Disposition of Resale Shares

Upon the sale, exchange or other disposition of Resale Shares, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition of the Resale Shares and the U.S. holder’s adjusted tax basis in such Resale Shares. Generally, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Resale Shares exceeds one year, and will otherwise be short-term capital gain or loss.

Tax Rates Applicable to Ordinary Income and Capital Gains

Ordinary income and short-term capital gains of non-corporate U.S. holders are generally taxable, for tax years beginning on or before December 31, 2012, at graduated rates of up to 35%. For tax years beginning after December 31, 2012, the maximum ordinary income rate for ordinary income and short-term capital gains of non-corporate U.S. holders is scheduled to increase to 39.6%. Long-term capital gains of non-corporate U.S. holders are currently subject to a maximum tax rate of 15% for tax years beginning on or before December 31, 2012. After December 31, 2012, the maximum long-term capital gains tax rate of non-corporate U.S. holders is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends and Other Distributions on Resale Shares

In general, any distributions made to a non-U.S. holder of Resale Shares, to the extent paid out of current or accumulated earnings and profits of the company (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividends generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution not constituting a dividend will be treated first as a tax-free return of capital and will reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its Resale Shares and any remaining excess will be treated as gain realized from the disposition of the Resale Shares, as described under “— Disposition of Resale Shares” below. If we are a “U.S. real property holding corporation” as described below, distributions to non-U.S. Holders that are not dividends will be subject to withholding of U.S. federal income tax at a 10% rate, unless the Company elects to withhold with respect to such distributions under the rules applicable to dividends as described above, in which event the Company would withhold at the rate of 30% or such lower rate as may be specified by an applicable tax treaty, but in no event at a rate less than 10%. A non-U.S. Holder that is subject to such withholding may obtain a refund of any amounts withheld and paid over to the U.S. Treasury Department in excess of the non-U.S. Holder’s U.S. federal income tax liability by filing an appropriate and timely claim for refund with the IRS.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to net U.S. federal income tax at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Resale Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Disposition of Resale Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of Resale Shares unless:

•                  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (or, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the non-U.S. holder);

•                  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•                  the company is or has been a “United States real property holding corporation” (i.e., a domestic corporation if the fair market value of its U.S. real property interests exceed 50% of the fair market value of all of its trade or business and real property assets) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held Resale Shares and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or by operation of certain attribution rules, more than 5% of shares of our common stock at any time within the shorter of the five-year period preceding a disposition of Resale Shares or such non-U.S. holder’s holding period for the Resale Shares.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

With respect to the third bullet point above, there can be no assurance that shares of our common stock will be treated as regularly traded on an established securities market. The Company believes that it will be a “United States real property holding corporation” for U.S. federal income tax purposes. If the Company is not treated as regularly traded on an established securities market and is a United States real property holding company, a non-United States shareholder will be subject to U.S. taxation at rates applicable to capital gains on gain recognized on the sale of our common stock, and the purchaser of such common stock generally will be required to withhold from the purchase price and pay over to the U.S. Treasury Department an amount equal to 10% of the consideration payable in the purchase.

Information Reporting and Back-up Withholding

A U.S. holder may be subject to information reporting requirements with respect to dividends paid on Resale Shares, and on the proceeds from the sale, exchange or disposition of Resale Shares.

In addition, a U.S. holder may be subject to back-up withholding (currently at 28%) on dividends paid on Resale Shares, and on the proceeds from the sale, exchange or other disposition of Resale Shares unless the U.S. holder provides certain identifying information, such as a duly executed IRS Form W-9 certifying that he, she, or it is not subject to backup withholding or appropriate W-8, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. In general, a non-U.S. holder will not be subject to information reporting and backup withholding. However, a non-U.S. holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. holder’s non-U.S. status on Form W-8BEN. Holders are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Recently Enacted Legislation

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation applies to payments made after December 31, 2012. The legislation generally will impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, Resale Shares paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, an account holder may be eligible for refunds or credits of such taxes.

Other recently enacted legislation requires certain holders who are individuals, estates or trusts to pay an unearned income Medicare contribution tax of up to 3.8% on, among other things, dividends and capital gains from the sale or other disposition of common stock for taxable years beginning after December 31, 2012. Such legislation is the subject of a number of constitutional challenges, and at least one court has held that the law is void.

LEGAL MATTERS

Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of CREDO Petroleum Corporation as of October 31, 2010 and 2009, and for each of the three years in the period ended October 31, 2010, included in CREDO Petroleum Corporation’s Annual Report (Form 10-K) for the year ended October 31, 2010, and the effectiveness of CREDO Petroleum Corporation’s internal control over financial reporting as of October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related information included and incorporated by reference in this prospectus have been derived from engineering reports prepared by LaRoche Petroleum Engineers, LLC. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copies at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Our common stock is listed on the NASDAQ Global MarketSM under the symbol “CRED.”

This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•                  our Annual Report on Form 10-K for the year ended October 31, 2010, filed with the SEC on January 13, 2011;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2011, filed with the SEC on March 11, 2011;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed with the SEC on June 9, 2011

•                  our Current Reports on Form 8-K, filed with the SEC on November 5, 2010, January 12, 2011, January 19, 2011, February 23, 2011, March 24, 2011, April 11, 2011, April 27, 2011, May 19, 2011 and June 15, 2011;

•                  the description of the rights to purchase Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 10, 2009;

•                  the description of our common stock contained in our Current Report on Form 8-K, filed with the SEC on April 10, 2009 (incorporating such description from our Definitive Proxy Statement, filed with the SEC on February 27, 2009); and

•                  our Definitive Proxy Statement, filed with the SEC on February 23, 2011.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the initial registration statement of which this prospectus is a part but prior to effectiveness of such registration statement, or subsequent to the date of effectiveness of such registration statement but prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-

K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may receive a copy of any document incorporated herein by reference (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents), at no cost, by writing or calling CREDO Petroleum Corporation, 1801 Broadway, Suite 900, Denver, Colorado 80202, Attention: Corporate Secretary. Our telephone number is (303) 297-2200.

CREDO PETROLEUM CORPORATION

1,837,000
Shares
Common Stock

PROSPECTUS